EXHIBIT 99.1

Dice Holdings Announces New Appointment to Board of Directors

New York, NY - September 24, 2012 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, today announced Ms. Golnar Sheikholeslami, Executive Vice President and Chief Product Officer of Everyday Health, Inc., was appointed to the Company's board of directors.

“Goli has nearly two decades of experience launching and building digital businesses using product innovation and content as key strategic components,” said Scot Melland, Chairman, President and CEO of Dice Holdings, Inc. “We look forward to benefiting from her knowledge and expertise as we move faster to deliver the best information and career opportunities to our communities and connect that talent with premier employers.”

Prior to joining Everyday Health, Ms. Sheikholeslami worked for The Washington Post from 2002 to 2010 where she held several positions of increasing authority culminating as Vice President and General Manager of digital operations. In that role, she was responsible for the overall strategic direction, product development, innovation, technology and day-to-day operations for the company's digital properties. Previously, Ms. Sheikholeslami led Condé Nast's Style.com as Senior Vice President and Managing Director from 2000 to 2002 after joining the company in 1997.
Ms. Sheikholeslami holds a MBA from the Darden School of Business at the University of Virginia and a B.S. from Georgetown University.
About Dice Holdings, Inc.
Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.
Investors & Media:
Jennifer Bewley
VP, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181 or ir@dice.com